UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2008

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 1, 2008, ACE INA Holdings Inc. (“ACE INA”), as borrower, and ACE Limited (the “Company”), ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd., as guarantors, entered into a US $450,000,000 syndicated term loan agreement (the “Term Loan Agreement”) with the financial institutions and other lenders named therein, including Bank of America, N.A., as administrative agent.

The Term Loan Agreement is unsecured and repayable on maturity in April 2013. The proceeds of the Term Loan Agreement will be applied to pay a portion of the purchase price of the acquisition of the outstanding capital stock of Combined Insurance Company of America, as further described in Item 8.01 hereof, and to pay costs and expenses related thereto.

Under the Term Loan Agreement, ACE INA pays interest at either (a) LIBOR for specified interest periods plus a margin determined with reference to the Company’s credit ratings or (b) a floating rate based upon Bank of America’s prime rate or the Federal Funds rate. ACE INA is also paying customary upfront, structuring and syndication and administration fees.

The terms, conditions and covenants of the Term Loan Agreement are substantially similar to those in other ACE group credit facilities. The Term Loan Agreement contains customary covenants, including covenants applicable to the Company and its subsidiaries limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Term Loan Agreement also contains financial covenants that require the Company to maintain:

(i) a ratio of consolidated total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1; and

(ii) a minimum consolidated net worth of not less than $9.570 billion (subject to an annual reset provision) plus 25 percent of cumulative consolidated net income from December 31, 2006, plus 50 percent of the net proceeds of any issuance of equity interests subsequent to December 31, 2006.

In addition, the Term Loan Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

Item 8.01	Other Events

On April 1, 2008, the Company, through a wholly-owned subsidiary, purchased all the outstanding shares of Combined Insurance Company of America and certain of its subsidiaries from Aon Corporation pursuant to the stock purchase agreement dated as of December 14, 2007 with Aon Corporation. The final purchase price for this stock purchase was approximately $2.56 billion.

A copy of the press release dated April 1, 2008 announcing the closing of this transaction is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated April 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Robert F. Cusumano
Robert F. Cusumano
General Counsel

DATE: April 1, 2008